As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-141002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 4
to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STORM CAT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1311	06-1762942
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1125 17th Street, Suite 2310
Denver, Colorado 80202
(303) 991-5070
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Wiesner
Chief Financial Officer
1125 17th Street, Suite 2310
Denver, Colorado 80202
(303) 991-5070
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard J. Mattera, Esq.

Hogan & Hartson L.L.P.

1200 Seventeenth Street, Suite 1500

Denver, Colorado 80202

(303) 899-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value per share, issuable upon conversion of Series A Subordinated Convertible Notes Due March 31, 2012	12,679,486	$0.74(2)	$9,382,820(2)	$360
Common Shares, without par value per share, issuable upon conversion of Series B Subordinated Convertible Notes Due March 31, 2012	8,241,106	$1.14(3)	$9,394,861(3)	$948

(1)

Pursuant to Rule 416 under the Securities Act, such number of common shares registered hereby shall also include an indeterminate number of additional common shares that may be issued from time to time as a result of share splits, share dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices reported for the common shares on the American Stock Exchange on February 28, 2007.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices reported for the common shares on the American Stock Exchange on April 26, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated June 29, 2007

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

20,920,592 Shares

Common Shares

The selling shareholders are offering 20,920,592 common shares. Of these 20,920,592 common shares, 12,679,486 common shares may be acquired, at the option of the selling shareholders, at a price of $1.17 per share upon the conversion of the Series A Subordinated Convertible Notes due March 31, 2012, as such price may be adjusted in accordance with the terms of the Series A Subordinated Convertible Notes due March 31, 2012 and 8,241,106 common shares may be acquired, at the option of the selling shareholders, at a price of $1.17 per share upon the conversion of the Series B Subordinated Convertible Notes due March 31, 2012, as such price may be adjusted in accordance with the terms of the Series B Subordinated Convertible Notes, due March 31, 2012.  We may force the conversion of the Series A Subordinated Convertible Notes at any time after July 30, 2008, if our common shares trade above $2.05 per share, as may be adjusted, for 20 days within a period of 30 consecutive trading days.  We may force the conversion of the Series B Subordinated Convertible Notes at any time after September 30, 2008, if our common shares trade above $2.05 per share, as may be adjusted, for 20 days within a period of 30 consecutive trading days.  The Series A Subordinated Convertible Notes and the Series B Subordinated Convertible Notes were acquired by the selling shareholders in private placement transactions.  All of these common shares are being sold by the selling shareholders named in this prospectus, or its transferees, pledgees, donees or successors-in-interest.  The selling shareholders will receive all proceeds from the sale of the common shares being offered in this prospectus.

The selling shareholders may sell these common shares being offered by them on the American Stock Exchange, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then prevailing market price for the common shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 26.

Our common shares trade on the American Stock Exchange under the symbol “SCU.”  On June 28, 2007, the closing price of our common shares on the American Stock Exchange was $1.12.  Our common shares also trade on the Toronto Stock Exchange under the symbol “SME.”  On June 28, 2007, the closing price of our common shares on the Toronto Stock Exchange was CDN$1.18.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is              , 2007.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus carefully.  You should read “Risk Factors” beginning on page 6  for more information about important risks that you should consider before investing in our common shares.

As used in this prospectus, unless the context otherwise requires, the terms “Storm Cat,” “we,” “our” and “us” refer to Storm Cat Energy Corporation and its consolidated subsidiaries.  You should assume that all figures are stated in U.S. dollars unless indicated otherwise.

Storm Cat Energy Corporation

General

Storm Cat is an independent oil and gas company focused on exploration and development of unconventional gas reserves, which are reserves from fractured shales, coal beds and tight sand formations.  We have producing properties in Wyoming’s Powder River Basin, and non-operated producing wells in the Fayetteville Share area of Arkansas.  Our primary exploration and development acreage is located in Canada and the United States. During the past two years, our oil and gas activities have been conducted in the United States, Canada and Mongolia.

We were originally incorporated under the laws of British Columbia, Canada in 2000 as a mineral exploration company, “Toby Ventures, Inc.”  In late 2003 we entered the oil and gas industry.  In January 2004, we changed our name to Storm Cat Energy Corporation.  Our business model consists of three strategies: (1) acquiring producing  properties with drilling prospects in focused basins in both the United States and Canada; (2) exploring areas of moderate risk; and (3) initiating higher risk projects with the potential for higher reward.

On May 5, 2006, we closed a mineral leasehold transaction in the Powder River Basin, Campbell County, Wyoming, with two private companies.  The acquisition included an interest in 3,948 gross (3,548 net) undeveloped acres.  As consideration, we paid 50% in cash at closing and the private companies retained a carried interest as to capital costs covering their 10% working interest to be paid over a period of 18 months after closing.  On May 10, 2006, we closed a $2.0 million transaction in the Fayetteville Shale play in Arkansas with two private operators.  We acquired an interest in approximately 16,364 gross undeveloped acres and 12,596 net mineral acres in Van Buren, Pope and Searcy Counties, Arkansas at a cost per net mineral acre of $165.

On June 7, 2006, we acquired six state tracts in Sheridan County, Wyoming totaling 1,521 gross (and net) acres at a Wyoming State Lease Sale for $0.7 million lease bonus (average of $458/acre).  Development preparation has begun on the acreage including permitting of locations and water management planning.  Development should consist of 19 multi-seam wells.

On August 29, 2006, but effective as of July 1, 2006, we acquired producing leases totaling 25,200 gross acres and 17,000 net acres in Wyoming’s Powder River Basin for $30.7 million.  The production from this field represented 26.4% of our 2006 production volumes and 22.9% of our 2006 natural gas revenue, and the reserves attributable to this acquisition comprise approximately 44.6% of our estimated proved reserves as of December 31, 2006.

On September 14, 2006, we entered into a Joint Development Agreement with an unaffiliated third party to jointly develop certain lands for coalbed methane in the Powder River Basin.  Under this agreement, we and our partner will establish an area of mutual interest in which we will act as operator.  We acquired an undivided 50% of our partner’s working interest and production in existing wells, leasehold and infrastructure.  We will have the option to earn an undivided 50% interest in our partner’s leasehold within the area of mutual interest through development.

At December 31, 2006, in Wyoming’s Powder River Basin, we had operational control of approximately 41,730 gross acres and 31,905 net acres.  At year end we were operating 277 wells in the Powder River Basin and owned a working interest percentage in 41 additional non-operated wells.  For the full year 2006, 86 wells were spud.  Wells drilled during 2006 were concentrated in our Northeast Spotted Horse and Jamison/Twenty Mile operating areas.

At year end 2006, the Powder River Basin exit-rate production was 15 million cubic feet of natural gas per day (MMcf/d) gross and 8 MMcf/d net.  The Powder River Basin production currently comprises 100% of our production.

In the Arkoma Basin’s Fayetteville Shale play in Arkansas, we owned or controlled 20,051 gross and 13,982 net acres at December 31, 2006.  This property consists of an 80% net revenue interest in 16,364 gross (12,596 net) acres and an 81% net revenue interest in 3,688 gross (1,386 net) acres in the Fayetteville Shale Prospect area of Arkansas (mostly in Van Buren County).  We plan to commence drilling on the first of six net wells in the Fayetteville Shale beginning mid-year 2007.

At year end 2006, we were participating in 14 (non-operated) Fayetteville Shale wells where we owned between a 1% and 8% working interest.  These wells were at various stages of planning, drilling, completion or production.

In Elk Valley, British Columbia, we farmed-in on approximately 77,775 gross (77,775 net) acres on an unconventional natural gas prospect. On October 31, 2006 we assumed 100% operatorship of the Elk Valley land and the former operator retained a

2.5% overriding royalty interest.  During 2006 we drilled and completed five wells in Elk Valley.  These wells are currently on production and have begun the de-watering stage.  We expect to have preliminary production results from these wells during the second half of 2007.

We previously owned a 30% working interest in the Moose Mountain exploration project in Saskatchewan, covering 235,830 gross acres of unconventional natural gas exploration.  We drilled, cased and completion tested three Moose Mountain wells in 2006.  This property was fully impaired in the amount of $1.9 million in the third quarter of 2006.  We sold our working interest in this property to avoid plugging and abandonment costs, but we retained a 1% overriding royalty interest.

In the Western Canadian Sedimentary Basin of Alberta, Canada, we owned or controlled approximately 19,693 gross acres and 17,453 net acres at December 31, 2006.  Efforts have been focused on evaluating the potential of the Horseshoe Canyon and Mannville Coals.  Horseshoe Canyon has been established as a commercial production target in the Western Canadian Sedimentary Basin, while the Mannville Coals are still in the early stages of development.  During the course of 2006, we experienced a greater than eight-fold increase in our undeveloped acreage position from a starting point of 2,080 acres (gross and net).  In 2006, we drilled five gross wells.  This total includes two wells drilled at no cost to us through a farm out of its interest in two sections of land.

The Alberta, Canada acreage is concentrated in five main areas.  From north to south these are Judy Creek, Redwater, Wetaskiwin, Wainwright and Cessford.  The Wetaskiwin area is prospective for gas from the Horseshoe Canyon and the Mannville Coals while the other areas are all prospective for gas from the Mannville Coals.

During 2006, we participated in the drilling of three wells in the Cessford area on a drill-to-earn farm-out deal.  Two of the wells were drilled at no cost to us.  The first well drilled was a vertical test which targeted a Lower Mannville Channel sand as well as the Mid Mannville Coal.  Unfortunately, the channel sand was wet, and the well was completed uphole in the Mannville Coal section.  A core was cut through the coals.  Subsequent analysis showed significant quantities of gas in place, which led to the decision to begin horizontal development drilling.  The remaining four earning wells have been farmed out to a third party.  Two of the wells have been drilled, and the remaining two earning wells are scheduled to be drilled in the first and second quarters of 2007.

During the fourth quarter of 2006, we drilled a 1,450 meter vertical test in the Judy Creek area to evaluate the potential of the Mannville coals as well as unconventional targets in the Colorado Shale.  The coals encountered were deemed to be too thin to follow up with horizontal wells.

We drilled a 760 meter vertical well in the Wetaskiwin area that was designed to test the gas potential of the Horseshoe Canyon Coal as well as conventional targets in the Belly River and Edmonton Sand.  The well encountered gas pay in both the Upper Belly River Sand and the Horseshoe Canyon.  Based on these results, we have entered into a drill-to-earn deal to earn a 100% working interest in four sections of land subject to a non-convertible overriding royalty.  We will earn an interest in one section with each well drilled.  Tie-in options are currently being evaluated.

In addition, we have acquired an 89.5% net revenue interest in 11,782 gross (11,782 net) acres and an 87.5% net revenue interest in 12,723 gross (12,723 net) acres in the Cook Inlet region of Alaska.  We drilled one well in 2006.  We are in the process of evaluating the completion potential and costs based upon equipment availability.

As of December 31, 2006, we had fully impaired our Mongolia property for a total of $2.2 million.

Liquidity and Capital Resources

Credit Facility

On July 28, 2006, we and Storm Cat Energy (USA) Corporation (“Storm Cat (USA)”), one of our wholly owned subsidiaries, entered into a Credit Agreement, with JPMorgan Chase Bank, N.A., as Global Administrative Agent, and the Lenders party thereto (the “U.S. Credit Agreement”).  Additionally, on July 28, 2006, we entered into a Credit Agreement, with JPMorgan Chase Bank, N.A., Toronto Branch as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., as Global Administrative Agent, and the Lenders party thereto (the “Canadian Credit Agreement” and together with the U.S. Credit Agreement, the “Combined Credit Agreements”).  Pursuant to the Combined Credit Agreements, we were permitted to borrow up to an aggregate principal amount of $250.0 million under the two credit agreements, to be allocated between the two agreements depending on the respective borrowing base under each such agreement.  On August 29, 2006, we and Storm Cat (USA), entered into an amendment to the U.S. Credit Agreement to increase our Global Borrowing Base and U.S. Borrowing Base, each as defined in the U.S. Credit Agreement, from US $11.0 million to US $20.0 million and to obtain a secured bridge note of US $15.0 million.  On January 30, 2007, we and Storm Cat (USA) entered into an amendment to the Combined Credit Agreements to, among other things, permit Storm Cat to incur subordinated unsecured indebtedness from the issuance of (a) the Series A Subordinated Convertible Notes due March 31, 2012 (the “Series A Notes”), and (b) the Series B Subordinated Convertible Notes due March 31, 2012 (the “Series B Notes”), in an aggregate outstanding principal balance at any time of not greater than $50.2 million.  On March 24, 2007, we and Storm Cat (USA) entered into a second amendment to the Combined Credit Agreements to, among other things, set the borrowing base at $35.0 million, which borrowing base will be redetermined on March 30, 2008 based on a percentage of the discounted present value of our oil and natural gas reserves.

Flow-through Shares Private Placement

On September 27, 2006, we closed a private placement of units and flow-through shares for CDN$1.58 per unit and CDN$1.80 per flow-through share.  Each unit consisted of one common share and approximately 0.28 of a common share warrant that is exercisable through February 27, 2008 at an exercise price of CDN$1.90 per share.  This private placement consisted of a total of 7,594,937 units and 6,172,839 flow-through common shares.  Pursuant to the sale of units, we issued an aggregate of 2,126,582 warrants on the terms set forth above.

Convertible Note Private Placement

On January 19, 2007, we entered into a Series A Note Purchase Agreement for the private placement of the Series A Notes in a total aggregate principal amount of $18.5 million and a Series B Note Purchase Agreement for the private placement of the Series B Notes in a total aggregate principal amount of $31.7 million.  The Series A Notes and the Series B Notes will be convertible into our common shares at a price of $1.17 per share, as may be adjusted in accordance with the terms of the Series A Notes or the Series B Notes (as applicable), and we may force the conversion of the Series A Notes or the Series B Notes (as applicable) at any time 18 months after the closing date of the applicable issuance that our common shares trade above $2.05, as may be adjusted, for 20 days within a period of 30 consecutive trading days.

On January 30, 2007, we closed the private placement of the Series A Notes.  The Series A Notes will mature on March 31, 2012, unless earlier converted, redeemed or repurchased.  The Series A Notes bear interest at a rate of 9 ¼% per annum, commencing on January 30, 2007.  Interest on the Series A Notes is payable quarterly in arrears on March 31, June 30, September 30 and December 15 of each year, beginning on June 30, 2007. We used some of the net proceeds from the private placement of the Series A Notes to repay the remaining $7.5 million of mezzanine debt that was borrowed in connection with the Powder River Basin acquisition completed in August 2006. We intend to use the remaining net proceeds to fund our 2007 US capital expenditure budget requirements.

On March 30, 2007, we closed the private placement of the Series B Notes.  The Series B Notes will mature on March 31, 2012, unless earlier converted, redeemed or repurchased.  The Series B Notes bear interest at a rate of 9 ¼% per annum, commencing on March 30, 2007.  Interest on the Series B Notes is payable quarterly in arrears on March 31, June 30, September 30 and December 15 of each year, beginning on June 30, 2007. We intend to use the net proceeds from the private placement of the Series B Notes to fund our 2007 US capital expenditure budget requirements.

As part of the private placements of the Series A Notes and the Series B Notes, we entered into a registration rights agreement with the selling shareholders requiring us to file with the Securities and Exchange Commission (the “SEC”) a registration statement covering the common shares issuable upon conversion of the Series A Notes and the Series B Notes. For more information, see “Description of Series A Notes and Series B Notes Private Placements—Registration Rights.”

GLG Partners Settlement with the SEC

On June 26, 2007, GLG Partners, L.P., which serves as the investment manager to GLG North American Opportunity Fund, the largest selling shareholder in this offering, agreed to pay more than $3.2 million to settle enforcement actions brought by the SEC for illegal short selling in connection with 14 public offerings. GLG Partners, L.P. did not admit or deny the findings, but consented to the SEC order that finds, from July 2003 through May 2005, GLG Partners, L.P. violated Rule 105 of Regulation M on 16 occasions in 14 different public offerings in multiple funds, including GLG North American Opportunity Fund.

Acreage

The following table summarizes the gross and net acreage of properties in which we hold an interest as of December 31, 2006:

Storm Cat Energy Corporation Acreage as of December 31, 2006

Area	Gross Acres	Net Acres
Powder River Basin, WY
Northeast Spotted Horse	6,320	5,950
Jamison	723	651
20 Mile	760	684
Ford Ranch (Focus + Ellbogen/Westbrook Leases)	4,711	3,604
Sheridan (State Lease Sale)	1,521	1,521
Recluse (Barrett Acquisition)	25,200	17,000
North Recluse (Petro-Canada Acquisition)	2,495	2,495
Total	41,730	31,905

Fayetteville Shale, AR
Jordan Acquisition	16,364	12,596
Subsequent Lease Purchases	3,688	1,386
Total	20,052	13,982

Cook Inlet, AK
Mental Health Trust Leases	11,782	11,782
State Lease Sale Tracts	12,723	12,723
Total	24,505	24,505

Canada
Elk Valley (BC) - EnCana Drill to Earn	77,775	77,775
Alberta (AB) - Crown Lease Sale (Wetaskiwin) 12/14/05	2,068	2,068
Alberta (AB) - Cessford Farm-In (1)	3,200	2,240
Alberta (AB) - Crown Lease Sale (Redwater) 3/8/06	2,529	2,529
Alberta (AB) - Crown Lease Sale (Wainwright) 4/19/06	3,794	3,794
Alberta (AB) - Crown Lease Sale (Wainwright) 5/3/06	3,795	3,795
Alberta (AB) - Crown Lease Sale (Wetaskiwin) 5/31/06	1,107	1,107
Judy Creek	3,200	1,920
Total	97,468	95,228

Total Acres (1)	183,755	165,620

(1) Net Acres May Be Earned Pursuant to the Farm-In Arrangement

Reserve Estimates

Total proved reserves at December 31, 2006 were estimated at 25.0 Bcf equivalent as compared to 10.0 Bcf equivalent at December 31, 2005.  Our estimated, pre tax future net revenue discounted at 10% (commonly known as the SEC PV-10 figure) for proved reserves at December 31, 2006 was $32.04 million versus $29.02 million at year end 2005.  The PV-10 calculation used net commodity prices of $4.46 and $7.72, respectively, CIG Rocky Mountains per million British thermal units (MMBtu) of natural gas.

Our total proved reserve estimates are prepared by independent engineering consultants, Netherland, Sewell & Associates, Inc. of Houston, Texas and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10(a) as clarified by subsequent Commission Staff Accounting bulletins.  The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 (SFAS 69).

The reserve mix is 100% natural gas, with 53.4% categorized as proved developed and 46.6% proved undeveloped.  In accordance with SEC guidelines, proved reserve estimates do not include any probable or possible reserves which may exist for our properties.

	Net Reserves	Future Net Revenue (M$/USD)
Category	Gas (MMCF)	Total Undiscounted	Present Worth at 10% Discount
Proved Developed	13,368.1	$28,892.8	$23,927.9
• Producing	5,184.0	$11,083.6	$9,852.5
• Non-Producing	8,184.1	$17,809.2	$14,075.4
Proved Undeveloped	11,647.1	$13,051.9	$8,108.5
Total Proved	25,015.3	$41,944.7	$32,036.4

Assumes commodity prices of $4.46/Mcf CIG Rocky Mountains

Other information

Our common shares trade on the American Stock Exchange (“AMEX”) under the symbol “SCU” and on the Toronto Stock Exchange (“TSX”) under the symbol “SME.”  Our principal executive offices are located at 1125 17th Street, Suite 2310, Denver, Colorado 80202.  Our telephone number is (303) 991-5070.  Our website address is www.stormcatenergy.com.  Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

In evaluating the Company, careful consideration should be given to the following risk factors. These risks are not the only risks facing the Company.  Additional risks and uncertainties not currently known to Storm Cat or that it currently deems to be immaterial at present may become material in the future and affect its business, financial condition and/or operating results, as well as adversely affect the value of the Company’s common shares.

Risks Related to the Business

Price volatility may affect financial condition:  The prices of oil and natural gas are volatile and the Company’s operating results and future rate of growth depend heavily on prevailing market prices for these resources. A substantial or extended decline in prices for these resources would have a material adverse effect on the Company. These prices are affected by numerous factors beyond Storm Cat’s control, including international economic and political trends, the effects of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, worldwide and domestic supplies of oil and gas, the ability of members of the Organization of Petroleum Exporting Countries (OPEC) to agree to and maintain oil price and production controls, actions of governmental authorities, the availability of transportation facilities, increased production due to new discoveries or improved recovery techniques and weather conditions.

Storm Cat operates in a highly competitive industry:  Storm Cat competes with other energy development companies for properties, equipment, materials and labor.  The industry is highly competitive in all aspects. Many of the Company’s competitors have larger operations and greater financial resources. Competition in Storm Cat’s business may adversely affect its ability to acquire properties, equipment and materials, attract and retain qualified labor, and attract the necessary capital to sustain resource exploration and production in the future.

Oil and gas exploration is a speculative undertaking:  Oil and gas exploration is a speculative business. Storm Cat’s future success depends on our ability to economically locate oil and gas production and reserves in commercial quantities. The Company’s anticipated exploration and development activities are subject to reservoir and operational risks. Even when oil and gas is found in what are believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to higher costs and/or lower production than originally anticipated. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. The effects of these factors may result in Storm Cat not receiving an adequate return on investment capital.

Reserve quantities and values are subject to many variables and estimates and actual results may vary:  This prospectus contains estimates of the Company’s proved oil and natural gas reserves and the estimated future net revenues from those reserves. Any significant negative variance in these estimates could have a material adverse effect on the Company’s future performance.

Reserve estimates are based on various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data.

Reserve estimates are dependent on many variables, and therefore, as more information becomes available, it is reasonable to expect that there will be changes to the estimates. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves disclosed by the Company. In addition, estimates of proved reserves will be adjusted in the future to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond the Company’s control.

As of December 31, 2006, approximately 46.6% of the Company’s estimated proved reserves are classified as proved undeveloped. Estimation of proved undeveloped reserves and proved developed non-producing reserves is generally based on volumetric calculations rather than the performance data used to estimate reserves for producing properties. Recovery of proved undeveloped reserves generally requires significant capital expenditures and successful drilling operations. Revenues from proved developed non-producing and proved undeveloped reserves will not be realized until some time in the future. The reserve estimate includes an estimate of the capital expenditures required to develop these reserves as well as the timing of such expenditures. Although the Company has prepared estimates of its proved undeveloped reserves and the associated development costs in accordance with industry standards, they are based on estimates, and actual results may vary.

The present value of estimated reserves, or PV-10, should not be interpreted as the current market value of reserves attributable to the Company’s properties. The 10% discount factor, which is required in calculating PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which the Company’s business or the oil and natural gas industry in general are subject. The Company has based the PV-10 on prices and costs as of the date of the reserve estimate, in accordance with applicable SEC regulations. Actual future prices and costs may be materially higher or lower. In addition to the price volatility factors discussed above, factors that will affect actual future net cash flows, include:

•      the amount and timing of actual production;

•      curtailments or increases in consumption by oil and natural gas purchasers; and

•      changes in governmental regulations or taxation.

As a result, the Company’s actual future net cash flows could be materially different from the estimates included in this prospectus.

The Company faces operating risks in its exploration and production activities:  Storm Cat’s business involves operating risks, including well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, leaks, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any one of which can cause personal injury, damage to property, equipment and the environment, as well as interruption of operations. Storm Cat maintains insurance against some, but not all, of these risks. If any of these events occurred, the Company could face substantial losses that could reduce or even eliminate funds available for operations.

The industry is highly regulated:  Storm Cat’s industry is heavily regulated by federal, state, and local authorities. These regulations control many aspects of its business including, among other things, land use, prospecting, the drilling and spacing of wells, protection of ground water, conservation of soil, safety standards, site reclamation, restoration, exports, labor standards, occupational health, waste disposal, toxic substances and other matters. The regulations and laws governing the industry are under constant review and may be amended or expanded. Regulation increases the cost of doing business and decreases profitability. If Storm Cat fails to comply with these laws and regulations, it may be subject to substantial penalties or suspension or termination of operations.

The Company’s operations are subject to complex environmental regulations:  Storm Cat’s current and anticipated future operations require permits from various federal, state and local governmental authorities and such operations are and will be regulated by laws and regulations governing various elements of the oil and gas industries.

The Company cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how in the future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation generally is toward stricter standards and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands lying within wetland areas, areas providing for habitat for certain species or other protected areas. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital expenditures, may materially affect the results of operations and business, or may cause material changes or delays in the Company’s intended activities.

There can be no assurance that Storm Cat will be able to obtain all permits required for future exploration on reasonable terms or that such laws and regulations, or new legislation or modifications to existing legislation, will not have an adverse effect on any project that might undertaken. The Company’s failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing the Company’s operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

Increases in taxes on energy sources may adversely affect the Company’s operations:  Federal, state and local governments which have jurisdiction in areas where the Company operates impose taxes on the oil and natural gas products sold. Historically, there has been on-going consideration by federal, state and local officials concerning a variety of energy tax proposals. Such matters are beyond the Company’s ability to accurately predict or control.

The Company does not have adequate cash flow to fund operations and additional debt or equity financing will be required:  The Company makes, and will continue to make, significant expenditures to find, acquire, develop and produce natural gas reserves. If natural gas prices decrease, or if operating difficulties are encountered that result in cash flow from operations being less than expected, the Company may have to reduce capital expenditures unless additional funds are raised through debt or equity financing. Debt or equity financing or cash generated by operations may not be available to the Company in sufficient amounts or on acceptable terms to meet these requirements.

Future cash flows and the availability of financing will be subject to a number of variables, such as:

•      the Company’s success in locating and producing new reserves;

•      the level of production from existing wells; and

•      prices of natural gas;

Issuing additional equity securities to satisfy the Company’s financing requirements could cause substantial dilution to existing shareholders. Additional debt financing could make the Company more vulnerable to competitive pressures and economic downturns.

Competition for materials and services is intense and could adversely affect the Company:  Major oil companies, independent producers, and institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to develop and operate properties. Shortages for equipment, labor or materials may result in increased costs or the inability to obtain such resources as needed. Many of the Company’s competitors have financial and technological resources which exceed those available to the Company.

The Company’s hedging arrangements involve credit risk and may limit future revenues from price increases:  To manage the Company’s exposure to price risks associated with the sale of natural gas, the Company periodically enters into hedging transactions for a portion of its estimated natural gas production. These transactions may limit the Company’s potential gains if natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose the Company to the risk of financial loss in certain circumstances, including instances in which:

•      the Company’s production is less than expected;

•      the contractual counterparties fail to perform under the contracts; or

•      a sudden, unexpected event, materially impacts natural gas prices.

The terms of the Company’s hedging agreements may also require that it furnish cash collateral, letters of credit or other forms of performance assurance in the event that mark-to-market calculations result in settlement obligations by the Company to the counterparties, which would encumber the Company’s liquidity and capital resources.

In addition, hedging transactions using derivative instruments involve basis risk. Basis risk in a hedging contract occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset is based, thereby making the hedge less effective.

The Company has minimized ineffectiveness by entering into gas derivative contracts indexed to Colorado Interstate Gas (“CIG”).   As the Company’s derivative contracts contain the same index as the Company’s sale contracts, this results in hedges that are highly correlated with the underlying hedged item.

The marketability of the Company’s natural gas production is dependent upon infrastructure, such as gathering systems, pipelines and processing facilities, that the Company does not own or control:  The marketability of the Company’s natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities necessary to move the Company’s natural gas production to market. The Company does not own this infrastructure and is dependent on other companies to provide it.

Storm Cat has a history of net losses and a current working capital deficit:  Since Storm Cat’s incorporation in May of 2000, it has experienced annual net losses.  In the year ended December 31, 2006 the Company had a net loss of $6.9 million and its cumulative net loss from date of incorporation to December 31, 2005 is $16.6 million. There is no guarantee as to when, if ever, the Company will realize a net profit.  At December 31, 2006 the Company had a working capital deficit of $15.6 million as the result of a delay in its convertible notes financing.

Fluctuations in foreign currency exchange rates could adversely affect the business:  Storm Cat maintains accounts in U.S. and Canadian dollars. A material decrease in the value of the Canadian dollar relative to the U.S. dollar could negatively impact the Company’s income statement and share price.

Storm Cat depends on certain key personnel:  The Company depends heavily on the business and technical expertise of its management and key personnel.  There is little possibility that this dependence will decrease in the near term. The Company carries no “key man” life insurance on any of its executives. As operations expand, Storm Cat will require additional key personnel and related resources.

Some of Storm Cat’s directors serve as officers and directors of other companies:  Some of the Company’s directors are also officers or directors of other companies including those that are similarly engaged in the business of acquiring, developing and exploiting oil and gas producing properties. Such associations may give rise to conflicts of interest from time to time. The Company’s directors are required by law to act honestly, in good faith and in the best interest of Storm Cat and to disclose any interest that they may have in any competing project or opportunity. Further, Storm Cat has an internal conflict policy (“Code of Business Conduct and Ethics”) which addresses directors’ conflicts of interest. Under the policy, if a conflict of interest arises at a meeting of the Board, any director with a conflict must disclose his interest and abstain from voting on such matters. In making the determination as to whether or not the Company will participate in any project or opportunity, the directors will primarily consider the degree of risk to it and Storm Cat’s financial position at that time.

Storm Cat focuses heavily on unconventional plays, which rely on technological advances that in the future may not be effective:  Unconventional resources are reserves from fractured shales, coal beds and tight sand formations and they are a central element of Storm Cat’s business model.  The development of typical unconventional plays may involve greater extraction and retrieval costs than are involved in development of typical conventional plays.  Often, the quality of gas and commercial viability is less known in a typical unconventional play.  Therefore, the process of developing an unconventional play involves significant expenditures before commercial viability can be ascertained and presents a risk of cost overruns and inadequate gas recovery.

Further, technological innovation is a key component to realizing the economic value of unconventional plays.  The Company continues to explore and rely on advances in technologies such as drilling, well completion and geophysical technologies that have helped the viability of the unconventional play.

Storm Cat may incur compression difficulties and expense:  As production increases, more compression is generally required to maximize the production flowing through the pipeline. Production costs increase as additional compression is required, primarily because the compression process requires more fuel.  In addition, the compression process is a mechanical process, and should a breakdown occur the Company will be unable to deliver gas until repairs to the machinery are completed.

Storm Cat does not obtain title insurance or other warranties of title with its leases and working interests:  Storm Cat does not obtain title insurance or other guaranty or warranty of good title with its gas leases and well working interests. Title insurance is not available for subsurface leases. Accordingly, third parties may assert claims against the Company’s legal entitlement to the gas leases and working interests being acquired, irrespective of the Company’s leases and working well interests. In order to alleviate this risk, Storm Cat requires a title search and title opinion on all leases prior to drilling. There is no assurance, however, that all title defects will be cured prior to drilling.

Risks Related to Storm Cat’s Common Shares

U.S. Investors may have difficulty effecting service of process against some of Storm Cat’s Canadian directors:  Storm Cat is incorporated under the laws of the Province of British Columbia, Canada. Consequently, it may be difficult for United States investors to effect service of process in the United States upon its directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the Exchange Act. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Storm Cat predicated solely upon such civil liabilities.

Storm Cat was previously a “Foreign Private Issuer” and exempt from the Section 16 and the Proxy Rules of Section 14 of the Securities Exchange Act of 1934:  On June 30, 2006, the Company became a U.S. issuer under the U.S. federal securities laws.  As such, it is subject to certain regulation under U.S. securities laws, such as Section 16 and the Proxy Rules of Section 14 of the Exchange Act. Prior to June 30, 2006, as a foreign private issuer, Storm Cat filed its Annual Report on Form 20-F and reported its current events, including the dissemination of proxy materials and information regarding its annual meeting of shareholders, on Form 6-K.

Storm Cat is subject to the Continued Listing Criteria of the AMEX and the TSX:  Storm Cat’s common shares are listed on AMEX and the TSX.

In order to maintain its listing on AMEX, Storm Cat must maintain certain share prices, financial and distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to objective standards, AMEX may delist the securities of any issuer if in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on AMEX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with AMEX’s listing requirements; if an issuer’s common shares sell at what AMEX considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by AMEX; or if any other event shall occur or any condition shall exist which makes further dealings with AMEX, in its opinion, unadvisable.

Similarly, if the Company fails to meet any of the continued listing criteria of the TSX or is not in compliance with all TSX requirements applicable to listed companies, including TSX rules, policies, rulings and procedural requirements and any additions or amendments which may be made thereto from time to time, the TSX may delist the Company’s securities.  Without limiting the generality of the foregoing, the TSX requires that Storm Cat: (i) not issue any securities without the prior consent of the TSX; (ii) not undergo a material change in its business or affairs without the prior consent of the TSX; (iii) file copies of all written correspondence sent to holders of its listed securities with the TSX; (iv) not change the provisions attaching to any warrants, rights or other  out standing  securities without the prior consent of the TSX; (v) pay all applicable TSX fees; and (vi)  file, at any time upon demand, such other information or documentation concerning the Company’s business and affairs as the TSX may reasonably require.

The TSX has the right, at any time, to halt or suspend trading in any of listed securities with or without notice and with or without giving any reason for such action, or to delist such securities, provided that the TSX will not delist the securities without providing the Company with an opportunity to be heard.

If AMEX or the TSX delists Storm Cat’s common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for its securities, decreased analyst coverage of its securities, and an inability for the Company to obtain additional financing to fund operations.

Storm Cat’s common shares are traded on more than one market and this may result in price variations:  Storm Cat’s common shares are traded on AMEX and on the TSX. Trading in the Company’s common shares on these markets is effected in different currencies (U.S. dollars on AMEX and Canadian dollars on the TSX) and at different times, as the result of different time zones, different trading days and different public holidays in the United States and Canada. Consequently, the trading prices of Storm Cat’s common shares on these two markets often differ, resulting from the factors described herein as well as differences in exchange rates and from political events and economic conditions in the United States and Canada. Any decrease in the trading price of the Company’s common shares on one of these markets could cause a decrease in the trading price of its common shares on the other market.

Storm Cat’s share price has fluctuated and could continue to fluctuate significantly:  The market price for Storm Cat’s common shares, as well as the price of shares of other energy companies, has been volatile. Numerous factors, many of which are beyond the Company’s control, may cause the market price of its common shares to fluctuate significantly, such as:

•                                          Fluctuations in the Company’s quarterly revenues and earnings and those of its publicly held competitors;

•              Shortfalls in operating results from levels forecast by securities analysts;

•              Announcements concerning the Company or its competitors;

•              Changes in pricing policies by the Company or its competitors;

•              General market conditions and changes in market conditions in the industry; and

•              The general state of the securities market.

In addition, trading in shares of companies listed on AMEX and the TSX, generally, and trading in shares of energy companies, specifically, has experienced price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market and industry factors may depress the Company’s share price, regardless of actual operating results. In addition, if Storm Cat issues additional shares in financings or acquisitions, its shareholders will experience additional dilution and the existence of more shares could decrease the amount that purchasers are willing to pay for the Company’s common shares.

USE OF PROCEEDS

The proceeds from the sale of the common shares offered pursuant to this prospectus are solely for the account of the selling shareholders.  Accordingly, we will not receive any proceeds from the sale of the common shares offered by this prospectus.

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and other factors our board of directors deems relevant.

DESCRIPTION OF OUR COMMON SHARES

For a full description of our common shares, please see the documents identified in the section “Incorporation by Reference” in this prospectus.  As of the date of this prospectus, we are authorized to issue an unlimited number of common shares.  As of June 26, 2007, we had 80,993,570 issued and outstanding common shares, and had reserved an additional (1) 4,649,569  common shares for issuance upon exercise of outstanding warrants, (2) 4,847,500 common shares for issuance under our Amended and Restated Option Share Plan, (3) 15,841,880 common shares for issuance upon conversion of our Series A Notes, and (4) 27,059,829 common shares for issuance upon conversion of our Series B Notes.  Each common share is entitled to one vote in the election of directors and other matters.

The Series A Note Purchase Agreement, dated as of January 19, 2007, by and among us and the investors set forth therein and the Series B Note Purchase Agreement, dated as of January 19, 2007, by and among us and the investors set forth therein grants such investors certain preemptive rights to purchase additional equity.  No other shareholders have pre-emptive purchase rights.  We have only one class of shares issued, the common shares.  We have authorized, but not issued, preferred shares.

Our common shares are issued in registered form, and our transfer agent is Computershare Investor Services, Inc., 510 Burrard Street, Third Floor, Vancouver, British Columbia, Canada, V6C 3B9.

DESCRIPTION OF SERIES A NOTES AND SERIES B NOTES PRIVATE PLACEMENTS

On January 30, 2007, we issued $18.5 million aggregate principal amount of the Series A Notes.  The Series A Notes are convertible into 15,841,880 common shares (based upon the $1.17 conversion price, which is subject to adjustment as described below).  On the date of the issuance of the Series A Notes, January 30, 2007, the last sale price of our common shares as reported on the AMEX was $0.89 per share and the last sale price of our common shares on the TSX was CDN$1.04 per share.  The total market value of the common shares underlying the Series A Notes as of January 30, 2007 was approximately $14.1 million based on the last sale price on the AMEX or approximately CDN$16.5 based on the last sale price on the TSX. On January 29, 2007, there were 80,479,820 common shares issued and outstanding, 64,314,844 of which were held by persons other than any of the selling shareholders, any of our affiliates or any affiliate of any of the selling shareholders.  The principal terms of the convertible notes are as follows.

On March 30, 2007, we issued approximately $31.7 million aggregate principal amount of the Series B Notes.  The Series B Notes are convertible into 27,059,829 common shares (based upon the $1.17 conversion price, which is subject to adjustment as described below).  On the date of the issuance of the Series B Notes, March 30, 2007, the last sale price of our common shares as reported on the AMEX was $0.93 per share and the last sale price of our common shares on the TSX was CDN$1.07 per share.  The total market value of the common shares underlying the Series B Notes as of March 30, 2007 was approximately $25.2 million based on the last sale price on the AMEX or approximately CDN$28.9 based on the last sale price on the TSX.  On March 29, 2007, there were 80,479,820 common shares issued and outstanding, 64,314,844 of which were held by persons other than any of the selling shareholders, any of our affiliates or any affiliate of any of the selling shareholders.  The principal terms of the convertible notes are as follows.

Conversion

The Series A Notes and the Series B Notes may, at the option of the holder, be converted into our common shares at any time.  We may force the conversion of the Series A Notes at any time after July 30, 2008 that our common shares trade above $2.05, as may be adjusted, for 20 days within a period of 30 consecutive trading days.  We may force the conversion of the Series B Notes at any time after September 30, 2008 that our common shares trade above $2.05, as may be adjusted, for 20 days within a period of 30 consecutive trading days.  The conversion price for the Series A Notes and the Series B Notes is $1.17, subject to certain adjustments for stock dividends, stock splits or similar transactions. The conversion price also is subject to certain anti-dilution adjustments.  Based upon the $1.17 conversion price, the Series A Notes are convertible into 15,841,880 common shares and the Series B Notes are convertible into 27,059,829 common shares.

Change of Control Repayment Right

Following a change of control (as defined in the Series A Note Purchase Agreement and the Series B Note Purchase Agreement, as applicable) the holders of the Series A Notes and the holders of the Series B Notes may require us to redeem the Series A Notes and/or the Series B Notes, as applicable, at a price equal to a minimum of 110% of the principal amount plus accrued and unpaid interest.  This price may be higher depending on the timing of the change of control and the consideration received in connection with the change of control.  As defined in the Series A Note Purchase Agreement and the Series B Note Purchase Agreement, as applicable, changes of control generally include (1) a consolidation or merger with or into another person (other than pursuant to a migratory merger solely for the purpose of changing jurisdictions), (2) a sale, assignment, transfer, conveyance or other disposition of all our property or assets to another person, (3) being the subject of a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock, and (4) the consummation of a stock purchase agreement or other business combination with another person whereby such person acquires more than 50% of the outstanding shares of common stock.

Interest

The Series A Notes and the Series B Notes bear interest at a rate of 9 ¼% per annum. Interest began accruing on the Series A Notes on January 30, 2007 and on the Series B Notes on March 30, 2007.  Interest on the Series A Notes and the Series B Notes is payable quarterly in arrears on March 31, June 30, September 30 and December 15 of each year, beginning on June 30, 2007.

If we fail to make any payment of the principal amount of, or interest on, any of the Series A Notes and/or the Series B Notes, as applicable, when due, the unpaid amount will bear interest at a rate of 12% per annum from the date such amount was due until the date it is paid.  If an event of default (as defined in the Series A Note Purchase Agreement and the Series B Note Purchase Agreement, as applicable) has occurred and is continuing, the unpaid amount will bear interest at a rate of 12% per annum.

Events of Default

Events of default under the terms of the Series A Notes and the Series B Notes include:

•                                          failure to pay to a holder any amount of principal or interest, or within 30 days or being due under the Series A Notes or the Series B Notes, as applicable;

•                                          any acceleration prior to maturity of any of our indebtedness, which indebtedness so accelerated is equal to or greater than $500,000;

•                                          certain bankruptcy or insolvency events;

•                                          the rendering against us of a final judgment for the payment of money aggregating in excess of $500,000, which are not, within 60 days, discharged;

•                                          failure to deliver a change of control notice as required by the Series A Note Purchase Agreement or the Series B Note Purchase Agreement, as applicable, within 10 trading days of the consummation of the change of control; and

•                                          a breach of any covenant or agreement in the Series A Notes or the Series B Notes, as applicable, or the Series A Note Purchase Agreement or the Series B Note Purchase Agreement, as applicable, or subordination agreement and registration rights agreement related to the convertible notes.

Following an event of default, each holder of the Series A Notes and each holder of the Series B Notes, as applicable, has the option to require us to redeem all or a portion of such holder’s Series A Notes or Series B Notes, as applicable, at a redemption price equal to a minimum of 110% of the principal amount of the Series A Notes or the Series B Notes, as applicable, and any unpaid interest or other payments due on the Series A Notes or the Series B Notes, as applicable.  The redemption price may be higher depending on the trading price of our common shares at the time of the redemption.

Registration Rights

As part of the private placements of the Series A Notes and the Series B Notes, we entered into a registration rights agreement with the selling shareholders and certain other purchasers of the Series A Notes and the Series B Notes requiring us to file with the SEC a registration statement covering the common shares issuable upon conversion of the Series A Notes and the Series B Notes. Generally pursuant to the registration rights agreement, if a registration statement is not filed within 30 days of the closing of the Series A Notes private placement or the Series B Notes private placement, as applicable, or is not declared effective within 90 days, or later in certain specified circumstances, of the closing of the Series A Notes private placement or the Series B Notes private placement, as applicable, then we will be liable to make pro rata payments to each selling shareholder and the other purchasers in an amount equal to 1.0% of the aggregate amount invested by such selling shareholder and each other purchaser for each 30-day period or pro rata for any portion thereof following such deadlines, but not to exceed 10% of such aggregate amount invested.  Payments to the holders of the Series A Notes and/or Series B Notes, as applicable, for failure to meet a deadline in the registration rights agreement are payable in cash, our common shares or a combination of cash and our common shares.  In addition, we have agreed with the selling shareholders and the other purchasers to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, and (2) the date on which the shares (other than shares held by our affiliates) may be sold pursuant to Rule 144(k) of the Securities Act.

If a registration statement is not declared effective covering the common shares issuable upon conversion of the Series A Notes on or prior to June 30, 2007, we will be required to pay to the holders of the Series A Notes liquidated damages in an aggregate amount of $185,350, which represents 1% of the aggregate amount invested by such holders.  This amount is payable in cash, our common shares or a combination of cash and our common shares.  Although each purchaser of the Series A Notes and the Series B Notes is entitled to the same registration rights pursuant to the registration rights agreement, certain of the purchasers of the Series A Notes and the Series B Notes, that are also our affiliates, have agreed not to be included in this registration statement.  However, we are still contractually obligated to register the common shares underlying the Series A Notes and the Series B Notes held by these affiliates.  This registration statement covers 12,679,486 common shares of the 15,841,880 common shares that are issuable upon conversion of the Series A Notes.  Therefore, we are still obligated to register an additional 3,162,394 common shares issuable upon conversion of the Series A Notes.  In addition, we are contractually obligated to register all of the common shares issuable upon conversion of the Series B Notes.  This registration statement covers 8,241,106 common shares of the 27,059,829 common shares that are issuable upon conversion of the Series B Notes.  Therefore, we will still be contractually obligated to register an additional 18,818,723 common shares issuable upon conversion of the Series B Notes, bringing the total number of common shares that we are obligated to register pursuant to future registration statements to 21,981,117.  We intend to file additional registration statements covering these common shares over the next 12 months.  We may be required to make payments for liquidated damages if we miss deadlines relating to these future registration statements.

Payments

In connection with the Series A Notes and the Series B Notes, and in addition to the aggregate principal amount of the Series A Notes and the Series B Notes due at maturity, or earlier in accordance with the terms of the Series A Notes and the Series B Notes, we are or may be required to make the following payments to the selling shareholders.

	Series A Notes			Series B Notes
Payee	Approximate Amount of Quarterly Interest Payments(1)	Liquidated Damages(2)	Change of Control Premium(3) and Redemption Payment upon Event of Default(4)	Approximate Amount of Quarterly Interest Payments(5)	Liquidated Damages(6)	Change of Control Premium(7) and Redemption Payment upon Event of Default(8)
Crestview Capital Master, LLC	$ 22,000	$ 9,200	$ 92,000	$ 26,000	$ 10,800	$ 108,000
GLG North American Opportunity Fund	$ 109,000	$ 46,000	$ 460,000	$ 128,000	$ 54,000	$ 540,000
Capital Ventures International	$ 11,000	$ 4,600	$ 46,000	$ 13,000	$ 5,400	$ 54,000
Iroquois Master Fund Ltd.	$ 11,000	$ 4,600	$ 46,000	$ 13,000	$ 5,400	$ 54,000
Kellogg Capital Group LLC	$ 22,000	$ 9,200	$ 92,000	$ 26,000	$ 10,800	$ 108,000
William Herbert Hunt Trust	$ 54,000	$ 23,000	$ 230,000	$ 64,000	$ 27,000	$ 270,000
Sandelman Partners Multi-Strategy Master Fund, Ltd.	$ 33,000	$ 13,800	$ 138,000	$ 38,000	$ 16,200	$ 162,000
Summit Capital Partners, LP	$ 11,000	$ 4,600	$ 46,000	$ 13,000	$ 5,400	$ 54,000
Wolverine Convertible Arbitrage Funds Trading Limited	$ 22,000	$ 9,320	$ 93,200	$ 26,000	$ 10,940	$ 109,400
GPC LX, LLC	$ 2,000	$ 1,030	$ 10,300	$ 3,000	$ 1,210	$ 12,100
UBS AG Canada Branch	$ 54,000	$ 23,000	$ 230,000	$ 64,000	$ 27,000	$ 270,000
Small Ventures USA, LP	$ 0	$ 0	$ 0	$ 12,000	$ 5,000	$ 50,000
Guy O. Dove III	$ 0	$ 0	$ 0	$ 12,000	$ 5,000	$ 50,000
Total	$ 351,000	$ 148,350	$ 1,483,500	$ 438,000	$ 184,150	$ 1,841,500

(1)  These amounts assume that all payments are made when due and there is no event of default.  The first quarterly interest payment will be due on June 30, 2007.  This payment will be larger for each investor because it will cover the period beginning January 30, 2007 through March 31, 2007, in addition to the interest accrued during the second quarter.  All payments must be made by certified or bank cashier’s check of wire transfer or immediately available funds at least five business days before the date the payment is to be made.

(2)  We will be required to pay liquidated damages equal to 1% of the aggregate purchase price of each Series A Note (a) for each 30 day period that we fail to replace a common share certificate with a restrictive legend with common share certificate without such restrictive legend within three business days of the investor presenting the required documentation to our transfer agent, and (b) on the day of the filing delay or deficiency and every thirtieth day after, if a registration statement is not filed by the filing deadline or not declared effective by the SEC by the effectiveness deadline or maintained as required, all as set forth in the registration rights agreement (the aggregate liquidated damages may not exceed 10% of the aggregate purchase price of the Series A Notes).

(3)  These amounts represent the minimum amount payable if holders of the Series A Notes request repayment upon a change of control.  These amounts assume that the change of control occurs after January 30, 2009 and does not take into account the alternate calculation of the repayment price based upon the aggregate consideration received in the change of control transaction.  These amounts also assume there is no unpaid interest at the time of the change of control.  These amounts, in addition to the face value of the Series A Note, must be paid to the holders of the Series A Notes that request such repayment upon a change of control.

(4)  These amounts represent the minimum amount payable if holders of the Series A Notes request redemption of the Series A Notes upon an event of default.  These amounts assume there is no unpaid interest or other payments due at the time of the event of default.  These amounts may be higher depending on the trading price of our common shares at the time of the redemption.  These amounts, in addition to the face value of the Series A Note, must be paid to the holders of the Series A Notes that request such redemption upon an event of default.

(5)  These amounts assume that all payments are made when due and there is no event of default.  The first quarterly interest payment will be due on June 30, 2007.  All payments must be made by certified or bank cashier’s check of wire transfer or immediately available funds at least five business days before the date the payment is to be made.

(6)  We will be required to pay liquidated damages equal to 1% of the aggregate purchase price of each Series B Note (a) for each 30 day period that we fail to replace a common share certificate with a restrictive legend with common share certificate without such restrictive legend within three business days of the investor presenting the required documentation to our transfer agent, and (b) on the day of the filing delay or deficiency and every thirtieth day after, if a registration statement is not filed by the filing deadline or not declared effective by the SEC by the effectiveness deadline or maintained as required, all as set forth in the registration rights agreement (the aggregate liquidated damages may not exceed 10% of the aggregate purchase price of the Series B Notes).

(7)  These amounts represent the minimum amount payable if holders of the Series B Notes request repayment upon a change of control.  These amounts assume that the change of control occurs after March 30, 2009 and does not take into account the alternate calculation of the repayment price based upon the aggregate consideration received in the change of control transaction.  These amounts also assume there is no unpaid interest at the time of the change of control.  These amounts, in addition to the face value of the Series B Note, must be paid to the holders of the Series B Notes that request such repayment upon a change of control.

(8)  These amounts represent the minimum amount payable if holders of the Series B Notes request redemption of the Series B Notes upon an event of default.  These amounts assume there is no unpaid interest or other payments due at the time of the event of default.  These amounts may be higher depending on the trading price of our common shares at the time of the redemption.  These amounts, in addition to the face value of the Series B Note, must be paid to the holders of the Series B Notes that request such redemption upon an event of default.

We have the intention, and a reasonable basis to believe that we will have the financial ability, to make all payments due and payable pursuant to the Series A Notes and the Series B Notes.

Proceeds From Private Placement of Series A Notes

In connection with the private placement of the Series A Notes we received gross proceeds of approximately $18.5 million and net proceeds after deducting the placement agent’s fees and offering expenses of approximately $17.3 million.  From the date of issuance of the Series A Notes through January 30, 2008, we will be required to make interest payments on the Series A Notes totaling approximately $1.7 million, assuming that none of the Series A Notes are converted prior to this date.  In addition, we may be required to make additional payments to the holders of the Series A Notes, as set forth in the table above, if (a) we fail to deliver certificates without a restrictive legend within the applicable deadline, (b) the registration statement is not declared effective by the deadline or maintained as required by the registration rights agreement, (c) there is a change of control, or (d) there is an event of default.

The following table sets forth the gross proceeds received from the private placement of the Series A Notes and calculates the net proceeds from the private placement of the Series A Notes after deduction of the payments pursuant to the  Series A Notes.  The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change in control.  The net proceeds represent approximately 45.6% of the gross proceeds.

Gross Proceeds	$ 18,535,000
Approximate Aggregate Interest Payments (1)	$ 8,858,000
Approximate Transaction Costs (including Placement Agents Fees)	$ 1,232,000
Net Proceeds	$ 8,445,000

(1) This amount assumes all payments are made when due and there is no event of default.  In addition, it assumes that none of the Series A Notes are converted or repaid prior to maturity.

Proceeds From Private Placement of Series B Notes

In connection with the private placement of the Series B Notes we received gross proceeds of approximately $31.7 million and net proceeds after deducting the placement agent’s fees and offering expenses of approximately $29.8 million.  From the date of issuance of the Series B Notes through March 31, 2008, we will be required to make interest payments on the Series B Notes totaling approximately $2.9 million, assuming that none of the Series B Notes are converted prior to this date.  In addition, we may be required to make additional payments to the holders of the Series B Notes, as set forth in the table above, if (a) we fail to deliver certificates without a restrictive legend within the applicable deadline, (b) the registration statement is not declared effective by the deadline or maintained as required by the registration rights agreement, (c) there is a change of control, or (d) there is an event of default.

The following table sets forth the gross proceeds received from the private placement of the Series B Notes and calculates the net proceeds from the private placement of the Series B Notes after deduction of the payments pursuant to the  Series B Notes.  The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change in control.  The net proceeds represent approximately 47.8% of the gross proceeds.

Gross Proceeds	$ 31,660,000
Approximate Aggregate Interest Payments (1)	$ 14,642,760
Approximate Transaction Costs (including Placement Agents Fees)	$ 1,910,000
Net Proceeds	$ 15,125,240

(1) This amount assumes all payments are made when due and there is no event of default.  In addition, it assumes that none of the Series B Notes are converted or repaid prior to maturity.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows information with respect to beneficial ownership of our common shares, as of June 26, 2007, for:

•      each of our directors and our executive officers listed in the summary compensation table provided below, who we refer to as our named executive officers;

•      all of our directors and executive officers as a group; and

•      each person known by us, including based upon our review of documents filed by them with the SEC in respect of the ownership of our common shares, to beneficially own five percent or more of either class of our common shares.

We have calculated the percentage of beneficial ownership based on 80,993,570 common shares and outstanding as of the close of business on June 26, 2007.

	Common Shares
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors
Michael O’Byrne (2)	348,547	*
Robert Penner (3)	160,000	*
Michael Wozniak (4)	160,000	*
Robert J. Clark (5)	170,235	*
Jon Whitney (6)	111,667	*
David Wight (7)	117,308	*
Joseph M. Brooker	32,200	*
Executive Officers
Paul Wiesner (8)	353,035	*
Keith Knapstad (9)	266,667	*
Donald R. Martin (10)	239,333	*
All directors and executive officers as a group (10 persons)	1,958,492	2.36
Five Percent Shareholders
Trapeze Capital Corp. (11)	30,253,333	31.04
GLG North American Opportunity Fund (12)	8,457,009	9.55
Touradji Capital Management (13)	6,311,130	7.66
William Herbert Hunt Trust Estate (14)	4,273,504	5.01
UBS AG Canada Branch (15)	4,273,504	5.01

*       Represents less than 1%.

(1)    Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities.  Unless indicated by footnote, the address for each listed director and executive officer is 1125 17th Street, Suite 2310, Denver, Colorado 80202.  The number of common shares outstanding used in calculating the percentage for each listed person includes the common shares underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of June 26, 2007, but excludes common shares underlying warrants or options held by any other person.

(2)    Includes 275,000 options to purchase common shares that are or will be exercisable as of August 26, 2007 and 8,547 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(3)    Includes 125,000 options to purchase common shares that are or will be exercisable as of August 26, 2007.

(4)    Includes 125,000 options to purchase common shares that are or will be exercisable as of August 26, 2007.

(5)    Includes 115,000 options to purchase common shares that are or will be exercisable as of August 26, 2007 and 42,735 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(6)    Includes 81,667 options to purchase common shares that are or will be exercisable as of August 26, 2007.

(7)    Includes 81,667 options to purchase common shares that are or will be exercisable as of August 26, 2007 and 25,641 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(8)    Includes 266,667 options to purchase common shares that are or will be exercisable as of August 26, 2007, 15,000 common shares issuable upon the exercise of warrants and 21,368 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(9)    Includes 266,667 options to purchase common shares that are or will be exercisable as of August 26, 2007.

(10)  Includes 233,333 options to purchase common shares that are or will be exercisable as of August 26, 2007 and 2,000 common shares issuable upon the exercise of warrants.

(11)  The 30,253,333 shares represent 13,767,776 common shares, 2,126,582 common shares issuable upon exercise of warrants and 3,162,394 common shares issuable upon the conversion of the Series A Notes and 11,196,581 common shares issuable upon the conversion of the Series B Notes.  Amounts shown are beneficially owned by Trapeze Asset Management Inc. and Trapeze Capital Corp. which are related entities and filed a Schedule 13D/A as a group along with 1346049 Ontario Limited and Randall Abramson.  The address for the group is 22 St. Clair Avenue East, 18th Floor, Toronto, Ontario, Canada  M4T 2S3.

(12)  The 8,457,009 shares represent 3,931,624 common shares issuable upon the conversion of the Series A  Notes and 4,615,385 common shares issuable upon the conversion of the Series B Notes.  The address for the group is 1 Curzon Street, London I1J 5HB, United Kingdom.

(13)  This information was derived from the Schedule 13G/A filed by Touradji Capital Management LP, Touradji Global Resources Master Fund, Ltd. and Paul Touradji with the SEC on February 14, 2007.  The 6,311,130 common shares represent 4,915,782 common shares and 1,395,348 shares issuable upon exercise of warrants.  The address for the group is 101 Park Avenue, 48th Floor, New York, NY 10178.

(14)  The 4,273,504 shares represent  1,965,812 common shares issuable upon the conversion of the Series A Notes and 2,307,692 common shares issuable upon the conversion of the Series B Notes.  The address for the shareholder is 1601 Elm Street, Suite 3400, Dallas, TX 75201.

(15)  The 4,273,504 shares represent  1,965,812 common shares issuable upon the conversion of the Series A Notes and 2,307,692 common shares issuable upon the conversion of the Series B Notes.  The address for the shareholder is 161 Bay Street, Suite 4100, P.O. Box 617, Toronto, Ontario, Canada  M5J 2S1.

PRICE HISTORY OF THE SHARES

Our common shares are traded on the AMEX under the symbol “SCU” and the TSX under the symbol “SME.”  The following tables set forth, for each of the quarterly periods indicated, the range of high and low sales prices on the AMEX and the TSX.

Quarterly High and Low Market Price for the Two Most Recent Fiscal Years on the Toronto Stock Exchange(CDN$)†
Quarter Ended	High	Low
March 31, 2007	$ 1.39	$ 0.76
December 31, 2006	$ 2.04	$ 1.35
September 30, 2006	$ 2.60	$ 1.50
June 30, 2006	$ 3.41	$ 2.11
March 31, 2006	$ 3.86	$ 2.85
December 31, 2005	$ 4.36	$ 2.40
September 30, 2005	$ 3.35	$ 1.50
June 30, 2005	$ 3.88	$ 1.78
March 31, 2005	$ 3.25	$ 2.25
Quarterly High and Low Market Price for the Two Most Recent Fiscal Years on the American Stock Exchange ($ U.S.)†*
Quarter Ended	High	Low
March 31, 2007	$ 1.40	$ 0.70
December 31, 2006	$ 1.82	$ 1.16
September 30, 2006	$ 2.50	$ 1.34
June 30, 2006	$ 3.00	$ 1.85
March 31, 2006	$ 3.37	$ 2.38
December 31, 2005	$ 3.75	$ 2.01

† We completed a two-for-one forward share split on March 31, 2005.  All share prices have been adjusted for the share split effective March 31, 2005.

* Our common shares began trading on the AMEX on October 3, 2005.

On June 28, 2007, the last sale price of our common shares as reported on the AMEX was $1.12 per share and the last sale price of our common shares as reported on the TSX was CDN$1.18 per share. On June 26, 2007, the number of our common shareholders of record was 50.

THE SELLING SHAREHOLDERS

We initially issued the common shares to the selling shareholders, as initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  We have agreed to include in this registration statement the common shares issuable upon the conversion of the Series A Notes and the Series B Notes.

The selling shareholders, including their transferees, pledges, donees or other successors, may from time to time offer and sell pursuant to this prospectus any or all of the common shares issuable upon conversion of the Series A Notes and the Series B Notes.  Any selling shareholder may also elect not to sell any common shares issuable upon conversion of the Series A Notes and the Series B Notes held by it.  Only common shares issuable upon conversion of the Series A Notes and the Series B Notes listed below or in any prospectus supplement hereto may be offered for resale by the selling shareholders pursuant to this prospectus.

None of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in or receipt of our securities. Kellogg Capital Group LLC is a member of the National Association of Securities Dealers Regulation, Inc. Crestview Capital Master, LLC, GPC LX, LLC, Capital Ventures International and UBS AG Canada Branch are the only selling shareholders who are affiliated with a registered broker-dealer.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, and (2) the date on which the shares (other than shares held by our Affiliates) may be sold pursuant to Rule 144(k) of the Securities Act.

The following table is prepared based on information supplied to us by the selling shareholders.  Although we have assumed for purposes of the table below that the selling shareholders will sell all of the shares offered by this prospectus, because the selling shareholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling shareholders or that will be held by the selling shareholders after completion of the resales.  In addition, the selling shareholders may have sold, transferred or otherwise disposed of the Series A Notes in transactions exempt from the registration requirements of the Securities Act, since the date the selling shareholders provided the information regarding their securities holdings.  Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.  Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.  Pursuant to the purchase agreements pursuant to which the conversion of the Series A Notes were sold, each of the selling shareholders warranted and covenanted to us that the selling shareholder purchased the conversion of the Series A Notes in the ordinary course of business and did not have, directly or indirectly, any intention of distributing any of the conversion of the Series A Notes or the common shares issuable upon conversion of the conversion of the Series A Notes or any agreement, arrangement or understanding with any other persons regarding the distribution of the common shares.

The common shares offered by this prospectus may be offered from time to time by the persons or entities named below:

	Shares Beneficially Owned Prior to the Offering(1)						Shares Beneficially Owned After the Offering (3)
Name of Selling Shareholder	Number	Number of Shares Underlying Series A Notes	Number of Shares Underlying Series B Notes	Number of Shares Underlying Warrants	Percent(2)	Number of Shares Offered	Number	Number of Shares Underlying Series A Notes	Number of Shares Underlying Series B Notes	Number of Shares Underlying Warrants	Percent(2)
Crestview Capital Master, LLC(4) 95 Revere Drive, Suite A Northbrook, IL 60062	0	786,325	923,077	0	2.07%	1,269,648	0	0	439,754	0	*
GLG North American Opportunity Fund(5) c/o GLG Partners, L.P. One Curzon Street London W1J 5HB United Kingdom	0	3,931,624	4,615,385	0	9.55%	6,348,240	0	0	2,198,769	0	2.46%
Capital Ventures International(6) c/o Heights Capital Management 101 California, Suite 3250 San Francisco, CA 94111	0	393,162	461,539	209,302	1.30%	634,824	0	0	219,877	209,302	*
Iroquois Master Fund Ltd.(7) 641 Lexington Avenue, 26th Floor NewYork, NY 10022	0	393,162	461,539	34,883	1.09%	634,824	0	0	219,877	34,883	*
Kellogg Capital Group LLC(8) 55 Broadway 4th Floor New York, NY 10006	481,700	786,325	923,077	0	2.64%	1,269,648	481,700	0	439,754	0	1.11%
William Herbert Hunt Trust Estate(9) 1601 Elm Street Suite 3400 Dallas, Texas 75201	0	1,965,812	2,307,692	0	5.01%	3,174,120	0	0	1,099,384	0	1.29%
Sandelman Partners Multi- Strategy Master Fund, Ltd.(10) c/o Sandelman Partners LP 500 Park Avenue New York, NY 10022	0	1,179,487	1,384,615	0	3.07%	1,904,471	0	0	659,631	0	*
Summit Capital Partners, LP(11) 600 University Street Suite 2304 Seattle, WA 98101	213,500	393,162	461,538	0	1.30%	634,823	213,500	0	219,877	0	*
Wolverine Convertible Arbitrage Funds Trading Limited(12) 175 West Jackson #208 Chicago, IL 60604	0	796,581	935,043	0	2.09%	1,286,170	0	0	445,454	0	*
GPC LX, LLC(13) c/o Guggenheim Advisors, LLC 135 East 57th Street 11th Floor New York, NY 10022	0	88,034	103,419	0	*	142,184	0	0	49,269	0	*
UBS AG Canada Branch(14) 161 Bay Street Suite 4100 P.O. Box 617 Toronto, ON M5J 2S1 Canada	0	1,965,812	2,307,692	0	5.01%	3,174,120	0	0	1,099,384	0	1.29%
Small Ventures USA, LP (15) 5161 San Felipe Suite 320 Houston, TX 77056	0	0	427,350	0	*	223,760	0	0	203,590	0	*
Guy O. Dove, III P.O. Box 796 Middleburg, VA 20118	30,000	0	427,350	0	*	223,760	30,000	0	203,590	0	*

*	Indicates less than 1%.

(1)	Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities.

(2)

Percentages are based on there being 80,993,570 issued and outstanding common shares. The number of common shares outstanding used in calculating the percentage for each listed selling shareholder includes the common shares underlying warrants, options, the Series A Notes and/or the Series B Notes held by that person, but excludes common shares underlying warrants, options, the Series A Notes or the Series B Notes held by any other person.

(3)	Assumes all of the common shares registered are sold.

(4)	Stewart R. Flink, Robert Hoyt and Daniel T. Warsh have investment power and voting control over these securities. Crestview Capital Master, LLC is an affiliate of a registered broker-dealer.

(5)

GLG Partners, L.P., which serves as the investment manager to GLG North American Opportunity Fund, may be deemed to be the beneficial owner of all shares owned by the GLG North American Opportunity Fund. Each of Noam Gottesman, Emmanuel Roman, and Pierre Lagrange, who are Managing Directors of the general partner of GLG Partners, L.P., have investment power and voting control over these securities, and may be deemed to be the beneficial owner of all shares owned by the GLG North American Opportunity Fund. Each of GLG Partners, L.P., the general partner and Messrs. Gottesman, Roman and Lagrange disclaim any beneficial ownership of any such shares, except for their pecuniary interest therein.

(6)

Heights Capital Management, Inc., the authorized agent of Capital Ventures International has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by Capital Ventures International. Mr. Kobinger disclaims any such beneficial ownership of the securities. Capital Ventures International is affiliated with one or more registered broker-dealers.

(7)	Joshua Silverman has investment power and voting control over these securities. Mr. Silverman disclaims beneficial ownership of these securities.

(8)

Kellogg Capital Group LLC is a is a member of the National Association of Securities Dealers Regulation, Inc. Charles K. Kellogg and Nicholas Cappelleri have investment power and voting control over these securities.

(9)	J.W. Beavers, Jr., trustee of the shareholder has investment power and voting control over these securities.

(10)

Sandelman Partners, LP has investment power and voting control over these securities. Sandelman Partners, LP’s general partner is Sandelman Partners GP, LLC. Jonathan Sandelman is Sandelman Partners GP, LLC’s managing member and has investment power and voting control over these securities.

(11)	John Rudolf and Matt Rudolf have investment power and voting control over these securities. Summit Capital Partners I, LLC is Summit Capital Partners, LP’s general partner.

(12)	Rob Bellick has investment power and voting control over these securities.

(13)	GPC LX, LLC’s limited liability company manager is Guggenheim Advisors, LLC, which is a wholly owned subsidiary of Guggenheim Alternative Asset Management, LLC. The Governor and Company of the Bank of

Ireland, through its subsidiaries, owns a majority of the limited liability company membership interests in Guggenheim Alternative Asset Management, LLC. The investment manager of GPC LX, LLC is Wolverine Asset Management, LLC. Christopher Gust is the portfolio manager that oversees the investment of assets of GPC LX, LLC on behalf of Wolverine Asset Management, LLC and has investment power and voting control over these securities. The Governor and Company of the Bank of Ireland, through its subsidiaries, owns a majority of IAM Capital Corporation. IAM Capital Corporation is a broker/dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers Regulation, Inc. IAM Capital Corporation was organized for the limited purpose of offering investments in limited partnerships to which IAM Capital Corporation’s parent, Iridian Asset Management LLC, acts as the investment advisor.

(14)	UBS AG Canada Branch is an affiliate of a registered broker-dealer James E. Estey and Charles Dietz have investment power and voting control over these securities.

(15)	William O. Perkins III has investment power and voting control over these securities.

On January 29, 2007, there were 80,479,820 common shares issued and outstanding, 64,314,844 of which were held by persons other than any of the selling shareholders, any of our affiliates or any affiliate of any of the selling shareholders.  On March 29, 2007, there were 80,479,820 common shares issued and outstanding, 64,314,844 of which were held by persons other than any of the selling shareholders, any of our affiliates or any affiliate of any of the selling shareholders. The table below sets forth certain information relating to previous resale transactions by the selling shareholders.

Selling Shareholder	Number of Common Shares Registered for Resale in Prior Registration Statements	Number of Common Shares Registered for Resale Still Held by Selling Shareholder (1)		Number of Registered Common Shares Sold by Selling Shareholder(1)	Number of Common Shares Registered for Resale in this Transaction
Capital Ventures International	906,976	209,302	(2)	697,674	634,824	(3)
Iroquois Master Fund Ltd.	151,162	34,883	(2)	116,270	634,824	(3)

(1)  This information was provided by the selling shareholder in a Selling Securityholder Questionnaire completed by the selling shareholder in connection with this registration statement.

(2)  These common shares are underlying warrants held by the selling shareholder.

(3)  These common shares are underlying the Series A Notes and/or Series B Notes held by the selling shareholder.

We are not aware of any selling shareholder with an existing short position in our common shares. On June 26, 2007, GLG Partners, L.P., which serves as the investment manager to GLG North American Opportunity Fund, the largest selling shareholder in this offering, agreed to pay more than $3.2 million to settle enforcement actions brought by the SEC for illegal short selling in connection with 14 public offerings.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon conversion of the Series A Notes and the Series B Notes to permit the resale of these common shares by the holders of the Series A Notes and the Series B Notes from time to time after the effectiveness of the registration statement.  We will not receive any of the proceeds from the sale by the selling shareholders of the common shares.  We will bear all fees and expenses incident to our obligation to register the common shares.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•                                          on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                                          in the over-the-counter market;

•                                          in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                                          through the writing of options, whether such options are listed on an options exchange or otherwise;

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales entered into after the effective date of the registration statement;

•                                          sales pursuant to Rule 144;

•                                          broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume.  The selling shareholders may also sell common shares short and deliver common shares covered by the registration statement to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the Series A Notes, the Series B Notes or common shares issuable upon conversion thereof owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to the registration statement or any amendment to the registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under the registration statement and the related prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the registration statement and the related prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares.  All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, estimated to be $432,308 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state or provincial securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in the registration statement and the related prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement and the related prospectus, the common shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the common shares offered by this prospectus will be passed upon for us by Bull, Housser & Tupper, LLP, Vancouver, British Columbia, Canada.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Hein & Associates LLP, an independent registered public accounting firm, and Amisano Hanson, Chartered Accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The reserve estimates in this prospectus have been prepared by Netherland, Sewell & Associates, Inc. independent reservoir engineers, and have been included in reliance on the report of such firm given upon their authority as experts in reserve engineering.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia, Canada.  Further, some of our assets are located outside of the United States.  Consequently, it may be difficult for United States investors to effect service of process in the United States upon our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the U.S. securities laws.  A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter.  There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Storm Cat predicated solely upon such civil liabilities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the common shares offered hereby.  This prospectus does not contain all of the information included in the registration statement.  Statements in this prospectus concerning the provisions of any document are not necessarily complete.  You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved.  Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file reports, proxy statements and other information with the SEC.  The SEC maintains a web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC.  You may read and copy the registration statement, these reports and other information at the public reference facility maintained by the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

You may read and copy our SEC reports and other information at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them.  This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC.  The information incorporated by reference is considered to be part of this prospectus.  We incorporate by reference the documents listed below:

•                  our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 1, 2007 (Commission File No. 001-32628);

•                  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2007 (Commission File No. 001-32628);

•                  our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007 (Commission File No. 001-32628);

•                  our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, filed with the SEC on May 10, 2007 (Commission File No. 001-32628);

•      our Current Reports on Forms 8-K filed with the SEC on January 25, 2007, February 5, 2007, March 12, 2007, April 5, 2007, April 10, 2007, May 31, 2007 and June 26, 2007 (Commission File No. 001-32628) and the Current Report on Form 8-K/A filed with the SEC on May 22, 2007 (Commission File No. 001-32628); and

•                  the description of our common shares as set forth in our registration statement on Form 8-A filed with the SEC on September 26, 2005 (Commission File No. 001-32628).

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.  Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus.  Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Paul Wiesner
Chief Financial Officer
Storm Cat Energy Corporation
1125 17th Street, Suite 2310
Denver, Colorado 80202
Telephone: (303) 991-5070

You may also access the documents incorporated by reference in this prospectus through our website www.stormcatenergy.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

20,920,592 Shares

Common Shares

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common shares by the selling shareholders. None of the expenses will be borne by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

SEC Registration Fees	$1,308
AMEX Filing Fees	60,000
Transfer Agent Fees	1,000
Costs of Printing and Engraving	10,000
Legal Fees and Expenses	250,000
Accounting Fees	10,000
Engineering/Consulting Fees	100,000
Total	$432,308

*All of the above items except the registration fee and AMEX filing fees are estimated.

Item 14.    Indemnification of Directors and Officers.

Under the Business Corporations Act of British Columbia (the “Business Corporations Act”) a corporation may indemnify present or former directors or officers, or other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual with respect to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved, because of that association with the Registrant or other entity.  To qualify for indemnification under the Business Corporations Act, an individual must (1) act honestly and in good faith with a view to the best interest of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and (2) in the case of criminal or administrative action that is enforced by a monetary penalty, the individual must have had reasonable grounds for believing that the individual’s conduct was lawful.  In actions brought by or on behalf of the corporation, indemnification may only be made with court approval.  A corporation may advance moneys to the individuals for all costs, charges and expenses of a proceeding, as long as the individual undertakes in writing to repay the moneys if indemnification is ultimately prohibited by the Business Corporations Act.

The Registrant’s Articles (the “Articles”), provide that subject to the limitations contained in the Business Corporations Act, the Registrant must indemnify its directors, former directors or alternate directors and his or her heirs and legal personal representatives against all penalties to which such person is or may be liable.  Further, the Articles provide that the Registrant must pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  In accordance with the Articles, the Registrant may indemnify its officers and individuals whom act at the request of the Registrant, in a position equivalent to that of a director or officer of a partnership, trust, joint venture, or other unincorporated entity.  A director, alternate director or officer’s failure to comply with the Business Corporations Act or the Articles does not invalidate any indemnification the individual is entitled to under the Articles.

In accordance with the Articles, the Registrant maintains insurance to cover (1) individuals who are or were directors, alternate directors, officers, employees or agents of the Registrant or corporations affiliated with the

Registrant; (2) individuals who, at the request of the Registrant, are or were directors, officers, employees or agents of a corporation, partnership, trust, joint venture, or other unincorporated entity; or (3) individuals who, at the request of the Registrant, hold or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture, or other unincorporated entity, against any liability incurred by the individual in his capacity with or acting on behalf of the Registrant.

Item 15.    Recent Sales of Unregistered Securities

In January 2004, we completed a private placement of 3,976,000 common share units at a price of CDN$0.125 per unit for gross proceeds of CDN$497,000. Each unit consisted of one common share and one common share purchase warrant, with each warrant exercisable into one common share at a price of CDN$0.25 per share until January 16, 2005.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

In May 2004, we closed a private placement of 3,750,000 common share units at a price of CDN$0.40 per unit for gross proceeds of CDN$1,500,000. Each unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant exercisable into one common share at a price of CDN$0.50 until May 4, 2005. We paid a placement agent CDN$42,240 in cash.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

In October 2004, we closed a private placement of 1,875,000 common share units at a price of CDN$0.40 per unit for gross proceeds of CDN$750,000. Each unit consisted of one common share and one common share warrant, with each warrant exercisable into one common share at a price of CDN$0.50 until October 18, 2005, or at a price of CDN$0.625 until April 18, 2006. We paid a placement agent 88,550 units, with each unit having the same terms and conditions as the units offered in the private placement.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On November 10, 2004, we closed a private placement of 1,600,000 common share units at a price of CDN$0.625 per unit for gross proceeds of CDN$1,000,000. Each unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant exercisable into one common share at a price of CDN$0.775 until November 10, 2005.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On December 17, 2004, we closed a private placement of 3,840,000 common share units at a price of CDN$0.625 per unit for gross proceeds of CDN$2,400,000. Each unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant exercisable into one common share at a price of CDN$0.775 until December 17, 2005.  We paid a placement agent in connection with the offering CDN$192,000 in cash and 576,000 warrants, with each warrant exercisable into one common share at a price of CDN$0.775 until December 17, 2005.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On February 24, 2005, we closed a private placement of 6,400,000 common share units at a price of CDN$1.95 per unit for gross proceeds of CDN$12,480,000. Each unit consisted of one common share and one common share purchase warrant, with each warrant exercisable into one common share at a price of CDN$2.60 on or before February 24, 2007. We paid five placement agents and a finder a total of approximately CDN$443,180 in cash payments and issued 165,996 common share units as placement agent fees.  Each unit was identical to the units offered in the private placement.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On September 27, 2005, we closed a private placement of 1,875,000 common share units for gross proceeds of CDN$4,500,000 and 2,142,858 flow-through common shares for gross proceeds of CDN$6,000,002. Each unit, priced at CDN$2.40 per unit, comprises one common share and one-half common share purchase warrant. Each whole common share purchase warrant is exercisable into one common share at a price of CDN$3.00 for a period of 18 months from closing. Each flow-through common share is priced at CDN$2.80 per share.  We paid three registered securities dealers a total of approximately CDN$787,500 in cash payments and issued 301,339 warrants as placement agent fees.  Each warrant entitles the holder to purchase one common share at a price of CDN$2.40 per share on or before March 27, 2007.  The common shares, warrants and flow-through common shares were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On October 25, 2005, we closed a private placement of 5,092,328 common shares at a price of $2.15 per share for gross proceeds of $10,948,505.  In addition to the common shares, the investors received common share warrants exercisable for three tenths (3/10) of a common share, for each common share purchased or 1,527,696 warrants.  Each full warrant will be exercisable until October 25, 2007 at an exercise price of $2.52 per share. In connection with the closing, we paid two placement agents a total of $628,530 in cash.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On November 30, 2005, we closed a private placement of 2,325,581 common shares at a price of $2.15 per share for gross proceeds of approximately $5,000,000. In addition to the common shares, the investors received common share warrants exercisable for three tenths (3/10) of a common share, for each common share purchased or 697,674 warrants.  Each full warrant will be exercisable until October 25, 2007 at an exercise price of $2.52 per share.  We paid two placement agents a total of $300,000 in cash.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On December 21, 2005, we closed a private placement of 992,063 common shares at a price of $2.52 per share for gross proceeds of approximately $2,500,000. In addition to the common shares, the investors received common share warrants exercisable for three tenths (3/10) of a common share, for each common share purchased or 297,617 warrants.  Each full warrant will be exercisable until October 25, 2007 at an exercise price of $2.97 per share. We paid two placement agents a total of $150,000 in cash.  The common shares and warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On September 27, 2006, we closed a private placement of common share units and flow-through shares for CDN$1.58 per unit and CDN$1.80 per flow-through share.  Each unit consisted of one common share and approximately 0.28 of a common share warrant that is exercisable through February 27, 2008 at an exercise price of CDN$1.90 per share.  This private placement consisted of a total of 7,594,937 units and 6,172,839 flow-through common shares.  Pursuant to the sale of units, we issued an aggregate of 2,126,582 warrants on the terms set forth above.  The common shares, warrants and flow-through common shares were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

On January 30, 2007, we closed a private placement of Series A Subordinated Convertible Notes Due March 31, 2012 (the “Series A Notes”) in a total aggregate principal amount of $18,535,000.  The Series A Notes will mature on March 31, 2012, unless earlier converted, redeemed or repurchased.  The Series A Notes bear interest at a rate of 9 ¼% per annum, commencing on January 30, 2007.  Interest on the Series A Notes is payable quarterly in arrears on March 31, June 30, September 30 and December 15 of each year, beginning on June 30, 2007.  The Series A Notes will be convertible into our common shares at a price of $1.17 per share, as may be adjusted in accordance with the terms of the Series A Notes, and we may force the conversion of the Series A Notes at any time after July 30, 2008 that our common shares trade above $2.05, as may be adjusted, for 20 days within a period of 30 consecutive trading days.  The private placement was made in reliance upon an exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder.

On March 30, 2007, we closed a private placement of Series B Subordinated Convertible Notes Due March 31, 2012 (the “Series B Notes”) in a total aggregate principal amount of $31,660,000.  The Series B Notes will mature on March 31, 2012, unless earlier converted, redeemed or repurchased.  The Series B Notes bear interest at a rate of 9 ¼% per annum, commencing on March 30, 2007.  Interest on the Series B Notes is payable quarterly in arrears on March 31, June 30, September 30 and December 15 of each year, beginning on June 30, 2007.  The Series B Notes will be convertible into our common shares at a price of $1.17 per share, as may be adjusted in accordance with the terms of the Series B Notes, and we may force the conversion of the Series B Notes at any time after September 30, 2008 that our common shares trade above $2.05, as may be adjusted, for 20 days within a period of 30 consecutive trading days.  The private placement was made in reliance upon an exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder.

Item 16.    Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit
Number	Description
3.1

Notice of Articles, dated July 10, 2006 (incorporated by reference to Exhibit 3.1 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628))

3.2

Articles, dated May 21, 2004 (incorporated by reference to Exhibit 4.2.1 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

3.2.1

Amendment to Articles, dated June 23, 2005 (incorporated by reference to Exhibit 4.2.2 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

3.2.2

Amendment to Articles, dated June 27, 2006 (incorporated by reference to Exhibit 3.1 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628))

4.1

Specimen of Common Share Certificate (incorporated by reference to Exhibit 4.7 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

4.2

Form of Registration Rights Agreement entered into by and between Storm Cat Energy Corporation and each of the investors in the private placements that closed on October 25, 2005, November 30, 2005 and December 21, 2005 (incorporated by reference to Exhibit 99.2 to Storm Cat Energy Corporation’s Current Report on Form 6-K furnished on November 1, 2005 (Commission File No. 001-32628))

4.3

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of each of the Investors in the private placements that closed on October 25, 2005, November 30, 2005 and December 21, 2005 (incorporated by reference to Exhibit 99.3 to Storm Cat Energy Corporation’s Current Report on Form 6-K furnished on November 1, 2005 (Commission File No. 001-32628))

4.4

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of Kevin Dewitt Davis and Barbara Zimmerman (incorporated by reference to Exhibit 4.5 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

4.5

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of J. Scott Zimmerman and William Zimmerman (incorporated by reference to Exhibit 4.6 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

4.6

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of each of the investors in the private placements that closed on February 24, 2005 (incorporated by reference to Exhibit 2.2 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628)

4.7

Form of Warrant to Purchase Common Shares, dated September 27, 2006, issued by Storm Cat Energy Corporation to each participating managed account holder of Trapeze Capital Corp. in the private placement that closed September 27, 2006 (incorporated by reference to Exhibit 4.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on October 3, 2006 (Commission File No. 001-32628))

4.8

Form of Series A Subordinated Convertible Note due March 31, 2012, issued by Storm Cat Energy Corporation to each investor in the Series A Private Placement that closed on January 30, 2007 (incorporated by reference to Exhibit 4.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on February 7, 2007 (Commission File No. 001-32628))

4.9**	Form of Series B Subordinated Convertible Note due March 31, 2012, to be issued by Storm Cat Energy Corporation to each investor party to the Series B Note Purchase Agreement
5.1**	Opinion of Bull, Housser & Tupper LLP as to the legality of the securities being registered
10.1

Purchase Agreement between Toby Ventures, Inc. (n/k/a Storm Cat Energy Corporation) and Harlow Ventures dated August 22, 2000 (incorporated by reference to Exhibit 4.A to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on July, 24, 2002 (Commission File No. 000-49947))

10.2

Option Agreements between Toby Ventures, Inc. (n/k/a Storm Cat Energy Corporation) and Officers and/or Directors Christopher Dyakowski, Ronald Husband and Sandra Morton (incorporated by reference to Exhibit 4.C to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on July, 24, 2002 (Commission File No. 000-49947))

10.3

Farmin between Delta Resources Inc., Marin Energy Ltd. and Jem Resources Ltd. as Farmors and Storm Cat Energy Corporation as Farmor, dated January 17, 2005 (incorporated by reference to Exhibit 4.5 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.4

Purchase and Sale Agreement by and between Palo Petroleum, Inc., Paso Gaso Pipeline, LLC, Storm Cat Energy Corporation and the other parties named therein, dated January 18, 2005 (incorporated by reference to Exhibit 4.6 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.5

Farmin Agreement between Golden Eagle Energy Ltd. and Storm Cat Energy Corporation, dated February 15, 2005 (incorporated by reference to Exhibit 4.7 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.6

Farmin and Operating Agreement between Encana Oil & Gas Partnership and Storm Cat Energy Corporation, dated June 29, 2005 (incorporated by reference to Exhibit 4.8 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.7

Purchase and Sale Agreement, dated July 17, 2006, by and between Storm Cat Energy (USA) Corporation and Bill Barrett CBM LLC (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on July 21, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.8

Storm Cat Energy Corporation Amended and Restated Share Option Plan (incorporated by reference to Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on June 26, 2007 (Commission File No. 001-32628))

10.8.1

Form of Option Commitment relating to Storm Cat Energy Corporation Amended and Restated Share Option Plan (incorporated by reference to Exhibit 10.2 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628))

10.9

Storm Cat Energy Corporation Restricted Share Unit Plan dated June 21, 2007 (incorporated by reference to Exhibit 10.2 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on June 26, 2007 (Commission File No. 001-32628))

10.9.1

Form of RSU Commitment relating to Storm Cat Energy Corporation Restricted Share Unit Plan (incorporated by reference to Exhibit 10.4 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628))

10.10

Credit Agreement, dated as of July 28, 2006, among Storm Cat Energy (USA) Corporation, Storm Cat Energy Corporation, the Lenders Party Hereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on August 2, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.11

Credit Agreement, dated as of July 28, 2006, among Storm Cat Energy Corporation, the Lenders Party Hereto, JPMorgan Chase Bank, N.A., Toronto Branch as Canadian Administrative Agent, and JPMorgan Chase Bank, N.A., as Global Administrative Agent (filed as Exhibit 10.2 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on August 2, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.12

First Amendment, dated as of August 29, 2006, among Storm Cat Energy (USA) Corporation, Storm Cat Energy Corporation, the Lenders Party Hereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on September 5, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.13

First Amendment to Combined Credit Agreements, dated as of January 30, 2007, by and among Storm Cat Energy, Storm Cat Energy (USA) Corporation, JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch and the Lenders thereto (incorporated by reference to Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on February 7, 2007 (Commission File No. 001-32628))

10.14

Purchase Agreement, dated as of September 15, 2006, by and between Storm Cat Energy Corporation and Trapeze Capital Corp. (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on September 21, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.15**	Series A Note Purchase Agreement, dated as of January 19, 2007, by and among Storm Cat Energy Corporation and the investors set forth therein.
10.16**	Series B Note Purchase Agreement, dated as of January 19, 2007, by and among Storm Cat Energy Corporation and the investors set forth therein
10.17

Convertible Notes Registration Rights Agreement, dated as of January 19, 2007, by and among Storm Cat Energy Corporation and the investors set forth therein (incorporated by reference to Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on February 7, 2007 (Commission File No. 001-32628))

10.18

Second Amendment to Combined Credit Agreements, dated as of May 24, 2007, by and among Storm Cat Energy Corporation, Storm Cat Energy (USA) Corporation, JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch and the lenders thereto (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on May 31, 2007 (Commission File No. 001-32628), and incorporated herein by reference)

10.19

Storm Cat Energy Corporation’s Director Compensation Policy (filed as Exhibit 10.3 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on June 26, 2007 (Commission File No. 001-32628), and incorporated herein by reference)

14.1	Code of Ethics (incorporated by reference to Exhibit 11 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))
21.1

Subsidiaries of Storm Cat Energy Corporation (incorporated by reference to Exhibit 8 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

23.1*	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm, with respect to Storm Cat Energy Corporation
23.2*	Consent of Amisano Hanson, Chartered Accountants, with respect to Storm Cat Energy Corporation
23.3**	Consent of Sproule Associates Inc., Independent Reservoir Engineer, with respect to Storm Cat Energy Corporation
23.4**	Consent of Netherland, Sewell & Associates, Independent Reservoir Engineer, with respect to Storm Cat Energy Corporation
23.5**	Consent of Bull, Housser & Tupper LLP (contained in Exhibit 5.1)
24.1**	Powers of Attorney (included on the signature page to this registration statement filed on March 1, 2007)

*       Filed herewith

**    Filed previously

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the “Plan of Distribution” not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)                                The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 8 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 29th day of June, 2007.

STORM CAT ENERGY CORPORATION

By:	/s/ Keith Knapstad
Keith Knapstad
Acting President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed on by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ KEITH KNAPSTAD	ACTING PRESIDENT AND CHIEF EXECUTIVE OFFICER	June 29, 2007
KEITH KNAPSTAD	(PRINCIPAL EXECUTIVE OFFICER)

/s/ PAUL WIESNER	CHIEF FINANCIAL OFFICER (PRINCIPAL FINANCIAL AND	June 29, 2007
PAUL WIESNER	ACCOUNTING OFFICER)

ROBERT J. CLARK*	DIRECTOR	June 29, 2007
ROBERT J. CLARK

MICHAEL J. O’BYRNE*	DIRECTOR	June 29, 2007
MICHAEL J. O’BYRNE

ROBERT PENNER*	DIRECTOR	June 29, 2007
ROBERT PENNER

JON WHITNEY*	DIRECTOR	June 29, 2007
JON WHITNEY

MICHAEL J. WOZNIAK*	DIRECTOR	June 29, 2007
MICHAEL J. WOZNIAK

/s/ JOSEPH M. BROOKER	DIRECTOR	June 29, 2007
JOSEPH M. BROOKER

DAVID WIGHT*	DIRECTOR	June 29, 2007
DAVID WIGHT

*By:	/s/ PAUL WIESNER
/s/ PAUL WIESNER
ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit
Number	Description
3.1

Notice of Articles, dated July 10, 2006 (incorporated by reference to Exhibit 3.1 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628))

3.2

Articles, dated May 21, 2004 (incorporated by reference to Exhibit 4.2.1 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

3.2.1

Amendment to Articles, dated June 23, 2005 (incorporated by reference to Exhibit 4.2.2 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

3.2.2

Amendment to Articles, dated June 27, 2006 (incorporated by reference to Exhibit 3.1 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628))

4.1

Specimen of Common Share Certificate (incorporated by reference to Exhibit 4.7 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

4.2

Form of Registration Rights Agreement entered into by and between Storm Cat Energy Corporation and each of the investors in the private placements that closed on October 25, 2005, November 30, 2005 and December 21, 2005 (incorporated by reference to Exhibit 99.2 to Storm Cat Energy Corporation’s Current Report on Form 6-K furnished on November 1, 2005 (Commission File No. 001-32628))

4.3

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of each of the Investors in the private placements that closed on October 25, 2005, November 30, 2005 and December 21, 2005 (incorporated by reference to Exhibit 99.3 to Storm Cat Energy Corporation’s Current Report on Form 6-K furnished on November 1, 2005 (Commission File No. 001-32628))

4.4

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of Kevin Dewitt Davis and Barbara Zimmerman (incorporated by reference to Exhibit 4.5 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

4.5

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of J. Scott Zimmerman and William Zimmerman (incorporated by reference to Exhibit 4.6 to Storm Cat Energy Corporation’s Registration Statement on Form F-3 filed on December 23, 2005 (Commission File No. 333-130688))

4.6

Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of each of the investors in the private placements that closed on February 24, 2005 (incorporated by reference to Exhibit 2.2 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628)

4.7

Form of Warrant to Purchase Common Shares, dated September 27, 2006, issued by Storm Cat Energy Corporation to each participating managed account holder of Trapeze Capital Corp. in the private placement that closed September 27, 2006 (incorporated by reference to Exhibit 4.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on October 3, 2006 (Commission File No. 001-32628))

4.8

Form of Series A Subordinated Convertible Note due March 31, 2012, issued by Storm Cat Energy Corporation to each investor in the Series A Private Placement that closed on January 30, 2007 (incorporated by reference to Exhibit 4.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on February 7, 2007 (Commission File No. 001-32628))

4.9**	Form of Series B Subordinated Convertible Note due March 31, 2012, to be issued by Storm Cat Energy Corporation to each investor party to the Series B Note Purchase Agreement
5.1**	Opinion of Bull, Housser & Tupper LLP as to the legality of the securities being registered
10.1

Purchase Agreement between Toby Ventures, Inc. (n/k/a Storm Cat Energy Corporation) and Harlow Ventures dated August 22, 2000 (incorporated by reference to Exhibit 4.A to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on July, 24, 2002 (Commission File No. 000-49947))

10.2

Option Agreements between Toby Ventures, Inc. (n/k/a Storm Cat Energy Corporation) and Officers and/or Directors Christopher Dyakowski, Ronald Husband and Sandra Morton (incorporated by reference to Exhibit 4.C to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on July, 24, 2002 (Commission File No. 000-49947))

10.3

Farmin between Delta Resources Inc., Marin Energy Ltd. and Jem Resources Ltd. as Farmors and Storm Cat Energy Corporation as Farmor, dated January 17, 2005 (incorporated by reference to Exhibit 4.5 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.4

Purchase and Sale Agreement by and between Palo Petroleum, Inc., Paso Gaso Pipeline, LLC, Storm Cat Energy Corporation and the other parties named therein, dated January 18, 2005 (incorporated by reference to Exhibit 4.6 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.5

Farmin Agreement between Golden Eagle Energy Ltd. and Storm Cat Energy Corporation, dated February 15, 2005 (incorporated by reference to Exhibit 4.7 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.6

Farmin and Operating Agreement between Encana Oil & Gas Partnership and Storm Cat Energy Corporation, dated June 29, 2005 (incorporated by reference to Exhibit 4.8 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

10.7

Purchase and Sale Agreement, dated July 17, 2006, by and between Storm Cat Energy (USA) Corporation and Bill Barrett CBM LLC (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on July 21, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.8

Storm Cat Energy Corporation Amended and Restated Share Option Plan (incorporated by reference to Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on June 26, 2007 (Commission File No. 001-32628))

10.8.1

Form of Option Commitment relating to Storm Cat Energy Corporation Amended and Restated Share Option Plan (incorporated by reference to Exhibit 10.2 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628))

10.9

Storm Cat Energy Corporation Restricted Share Unit Plan dated June 21, 2007 (incorporated by reference to Exhibit 10.2 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on June 26, 2007 (Commission File No. 001-32628))

10.9.1

Form of RSU Commitment relating to Storm Cat Energy Corporation Restricted Share Unit Plan (incorporated by reference to Exhibit 10.4 to Storm Cat Energy Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2006 (Commission File No. 001-32628)

10.10

Credit Agreement, dated as of July 28, 2006, among Storm Cat Energy (USA) Corporation, Storm Cat Energy Corporation, the Lenders Party Hereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on August 2, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.11

Credit Agreement, dated as of July 28, 2006, among Storm Cat Energy Corporation, the Lenders Party Hereto, JPMorgan Chase Bank, N.A., Toronto Branch as Canadian Administrative Agent, and JPMorgan Chase Bank, N.A., as Global Administrative Agent (filed as Exhibit 10.2 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on August 2, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.12

First Amendment, dated as of August 29, 2006, among Storm Cat Energy (USA) Corporation, Storm Cat Energy Corporation, the Lenders Party Hereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on September 5, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.13

First Amendment to Combined Credit Agreements, dated as of January 30, 2007, by and among Storm Cat Energy, Storm Cat Energy (USA) Corporation, JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch and the Lenders thereto (incorporated by reference to Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on February 7, 2007 (Commission File No. 001-32628))

10.14

Purchase Agreement, dated as of September 15, 2006, by and between Storm Cat Energy Corporation and Trapeze Capital Corp. (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on September 21, 2006 (Commission File No. 001-32628), and incorporated herein by reference)

10.15**	Series A Note Purchase Agreement, dated as of January 19, 2007, by and among Storm Cat Energy Corporation and the investors set forth therein.
10.16**	Series B Note Purchase Agreement, dated as of January 19, 2007, by and among Storm Cat Energy Corporation and the investors set forth therein
10.17

Convertible Notes Registration Rights Agreement, dated as of January 19, 2007, by and among Storm Cat Energy Corporation and the investors set forth therein (incorporated by reference to Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on February 7, 2007 (Commission File No. 001-32628))

10.18

Second Amendment to Combined Credit Agreements, dated as of May 24, 2007, by and among Storm Cat Energy Corporation, Storm Cat Energy (USA) Corporation, JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch and the lenders thereto (filed as Exhibit 10.1 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on May 31, 2007 (Commission File No. 001-32628), and incorporated herein by reference)

10.19

Storm Cat Energy Corporation’s Director Compensation Policy (filed as Exhibit 10.3 to Storm Cat Energy Corporation’s Current Report on Form 8-K filed on June 26, 2007 (Commission File No. 001-32628), and incorporated herein by reference)

14.1	Code of Ethics (incorporated by reference to Exhibit 11 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))
21.1

Subsidiaries of Storm Cat Energy Corporation (incorporated by reference to Exhibit 8 to Storm Cat Energy Corporation’s Annual Report on Form 20-F filed on June 16, 2006 (Commission File No. 001-32628))

23.1*	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm, with respect to Storm Cat Energy Corporation
23.2*	Consent of Amisano Hanson, Chartered Accountants, with respect to Storm Cat Energy Corporation
23.3**	Consent of Sproule Associates Inc., Independent Reservoir Engineer, with respect to Storm Cat Energy Corporation
23.4**	Consent of Netherland, Sewell & Associates, Independent Reservoir Engineer, with respect to Storm Cat Energy Corporation
23.5**	Consent of Bull, Housser & Tupper LLP (contained in Exhibit 5.1)
24.1**	Powers of Attorney (included on the signature page to this registration statement filed on March 1, 2007)

*       Filed herewith

**    Filed previously